                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1 )(1)

                                Kollmorgen Corp.
                                ----------------
                                (Name of Issuer)

                           Common Stock $0.1 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    500440102
                                 --------------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1(b)
| |   Rule 13d-1(c)
| |   Rule 13d-1(d)


------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

         -------------------                                   -----------------
         CUSIP NO. 500440102                                   PAGE 2 OF 5 PAGES
         -------------------                                   -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.
              13-4064414

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
         NUMBER OF            5        SOLE VOTING POWER
           SHARES                      0
                              --------------------------------------------------
        BENEFICIALLY          6        SHARED VOTING POWER
          OWNED BY                     0
                              --------------------------------------------------
            EACH              7        SOLE DISPOSITIVE POWER
         REPORTING                     0
                              --------------------------------------------------
           PERSON             8        SHARED DISPOSITIVE POWER
            WITH                       0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

PAGE 3 OF 5 PAGES                                                CUSIP 500440102

                                  SCHEDULE 13G


ITEM 1 (a):    NAME OF ISSUER:

               Kollmorgen Corp.

ITEM 2 (b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Kollmorgen Corp.
               Reservoir Place
               1601 Trapelo Place
               Waltham, MA 02154

ITEM 2 (a):    NAME OF PERSON FILING:

               Barbara Brooke Manning

ITEM 2 (b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               787 Seventh Avenue, 34th Floor
               New York, NY 10019

ITEM 2 (c):    CITIZENSHIP:

               Delaware

ITEM 2 (d):    TITLE OF CLASS OF SECURITIES:

               Common Stock $0.1 Par Value

ITEM 2 (e):    CUSIP NUMBER:

               500440102

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (e), CHECK WHETHER THE PERSON FILING IS A:

     (a)    Broker or dealer registered under Section 15 of the Exchange Act.

     (b)    Bank as defined in Section 3(a)(6) of the exchange Act.

     (c) Insurance company registered under Section 8 of the Investment Company Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     X(e)   An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

PAGE 4 OF 5 PAGES                                                CUSIP 490553104

     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4:      OWNERSHIP:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)     Amount beneficially owned:
               0

     (b)     Percent of class:
               0

     (c)     Number of shares as to which such person has:

     (i)     Sole power to vote or to direct the vote   0
                                                     ---------------------------

    (ii)     Shared power to vote or to direct the vote   0
                                                       -------------------------

   (iii)     Sole power to dispose or to direct the disposition of   0
                                                                  --------------

    (iv)     Shared power to dispose or to direct the disposition of   0
                                                                    ------------

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             0%

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not Applicable

PAGE 5 OF 5 PAGES                                                CUSIP 490553104

ITEM 10.    CERTIFICATION:

    (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                               Date:          January 27, 2000
                                              ----------------------------------

                               Signature:     /s/ Barbara Brooke Manning
                                              ----------------------------------

                               Name/Title:    Barbara Brooke Manning  Chief
                                              Compliance Officer and First Vice
                                              President

            The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                NOTE. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. SEE Rule 13d-7(b) for other parties for whom copies are to be sent.

                ATTENTION. Intentional misstatements or omissions of fact
            constitute federal criminal violations (SEE 18 U.S.C. Section 1001)